Exhibit 4.29
BATH & BODY WORKS, INC. (formerly known as L BRANDS, INC.),
THE GUARANTORS PARTY HERETO, as Guarantors
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

FIFTH SUPPLEMENTAL INDENTURE
Dated as of August 2, 2021
to
INDENTURE
Dated as of June 16, 2016

TABLE OF CONTENTS

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FIFTH SUPPLEMENTAL INDENTURE, dated as of August 2, 2021, among Bath & Body Works, Inc. (formerly known as L Brands, Inc.), a Delaware corporation (hereinafter called the “Company”), the Guarantors (as hereinafter defined) and U.S. Bank National Association, as trustee (hereinafter called the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee, entered into an indenture, dated June 16, 2016 (the “Base Indenture”), as amended by the first supplemental indenture, dated June 16, 2016 (the “First Supplemental Indenture”), as further amended by the second supplemental indenture, dated January 23, 2018 (the “Second Supplemental Indenture”), as further amended by the third supplemental indenture, dated June 20, 2019 (the “Third Supplemental Indenture”), as further amended by the fourth supplemental indenture, dated June 30, 2019 (the “Fourth Supplemental Indenture”) and the Base Indenture, as amended by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, the “Original Indenture”), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company may be issued in one or more series from time to time;
WHEREAS, the Company on July 9, 2021 approved change of its name from “L Brands, Inc.” to “Bath & Body Works, Inc.” effective as of the August 2, 2021 (the “Name Change”);
WHEREAS, Intimate Brands, Inc. and Intimate Brands Holding, LLC merged and changed the name of the surviving entity to “Beauty Specialty Holding, LLC” (the “Merger”);
WHEREAS, L Brands Store Design & Construction, Inc. (f/k/a Limited Store Planning, Inc.) ceased to be a guarantor under any Specified Indebtedness;
WHEREAS, the Company on July 9, 2021 approved the spin-off of the Company’s Victoria’s Secret business (the “VS Business”) through the distribution in a tax-free spin-off to the Company’s stockholders of all of the outstanding capital stock of an entity comprising the VS Business (such transaction, the “Spin-Off Transaction”), which results in the Company’s transfer of equity interests in MII Brand Import, LLC (f/k/a Mast Industries Inc.), Victoria’s Secret Direct Brand Management, LLC, Victoria’s Secret Stores Brand Management, LLC (f/k/a Victoria’s Secret Stores Brand Management, Inc.), L Brands Direct Fulfillment, LLC (f/k/a Limited Brands Direct Fulfillment, Inc.) and Victoria’s Secret Stores, LLC (collectively, the “VS Guarantors”) to Victoria’s Secret & Co. on August 2, 2021 (the “Distribution Date”), effective as of 11:59 p.m. ET;
WHEREAS, each of the VS Guarantors shall cease to be a Subsidiary of the Company as of the Distribution Date as a result of the Spin-Off Transaction;
WHEREAS, Section 6.4 of the Third Supplemental Indenture provides that (i) in the event of a sale or other transfer of Equity Interests in a Guarantor or dissolution of a Guarantor in compliance with the terms of the Third Supplemental Indenture following which such Guarantor ceases to be a Subsidiary or (ii) upon such Guarantor ceasing to be a borrower or guarantor under any Specified Indebtedness, then such Guarantor shall be automatically and unconditionally released from all of its obligations under its Guarantee and that the Trustee shall execute any document reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Notes and under Article Six of the Third Supplemental Indenture;
WHEREAS, Section 13.01 of the Original Indenture provides that a supplemental indenture may be entered into by the Company, the Guarantors and the Trustee without the consent of any Holders of the Debt Securities, for specified purposes stated therein;
WHEREAS, the Company and the Guarantors desire to supplement the Indenture to reflect the Name Change, the Merger and to release each of L Brands Store Design & Construction, Inc. and the VS Guarantors automatically and unconditionally from all of its obligations under its Guarantee pursuant to the Original Indenture;
WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Original Indenture have been done; and
NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the foregoing, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Debt Securities, as follows:
ARTICLE 1
Definitions And Other Provisions Of General Application
Section 1.01.Definitions.
The Original Indenture together with this Fifth Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Fifth Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.
For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)    the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
(2)     all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
(4)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and
(5)    all references used herein to the male gender shall include the female gender.
ARTICLE 2
Operation of Amendments
Section 2.01. Amendments.
The Original Indenture is hereby amended by replacing each instance of “L Brands, Inc.” with “Bath & Body Works, Inc.” All references in the Original Indenture to the “Company” shall mean Bath & Body Works, Inc.
The Original Indenture is further amended by replacing the Guarantors with the Guarantors executing this Fifth Supplemental Indenture.
ARTICLE 3
Miscellaneous
Section 3.01. Effect of Fifth Supplemental Indenture.
(1)    This Fifth Supplemental Indenture is a supplemental indenture within the meaning of Section 13.01 of the Original Indenture, and the Original Indenture shall be read together with this Fifth Supplemental Indenture and shall have the same effect over all of the Debt Securities, in the same manner as if the provisions of the Original Indenture and this Fifth Supplemental Indenture were contained in the same instrument.
(2)    In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Fifth Supplemental Indenture.
Section 3.02. Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.03. Successors and Assigns.
All covenants and agreements in this Fifth Supplemental Indenture by the Company, the Guarantors, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.
Section 3.04. Severability Clause.
In case any provision in this Fifth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.05. Benefits of Fifth Supplemental Indenture.
Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.
Section 3.06. Conflict.
In the event that there is a conflict or inconsistency between the Original Indenture and this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
Section 3.07. Governing Law.
THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND, IN EACH CASE, PERFORMED, IN SAID STATE.
Section 3.08. Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed on the date and year first written above.

BATH & BODY WORKS, INC. (f/k/a L Brands, Inc.)
By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President and Treasurer

GUARANTORS:
BATH & BODY WORKS BRAND MANAGEMENT, INC.
BATH & BODY WORKS, LLC
BEAUTYAVENUES, LLC
BEAUTY SPECIALTY HOLDING, LLC (f/k/a INTIMATE BRANDS, INC. and INTIMATE BRANDS HOLDING, LLC)
L BRANDS SERVICE COMPANY, LLC

By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Scott Miller
Name: Scott Miller
Title: Vice President